NI Holdings, Inc. Reports Results for Third Quarter Ended September 30, 2026

FARGO, North Dakota, November 6, 2026 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the quarter ended September 30, 2026.

Summary of Third Quarter 2026 Results

(All comparisons vs. the third quarter of 2025, unless noted otherwise)

•	Gross premiums written of $54,346 compared to $58,586 in the prior year quarter. This decrease was driven by Non-Standard Auto (-100.2%) due to the continued impact of the Company’s strategic decision to exit the segment. Also impacting the decrease was a decline in Private Passenger Auto (-8.4%) due to lower new business and renewal premiums in South Dakota and Nebraska and the impact of rate decreases in North Dakota, South Dakota and Nebraska. These declines were partially offset by All Other (+50.6%) due to continued increased assumed premiums from participation on catastrophe reinsurance programs of certain farm bureau insurance companies and Home and Farm (+1.9%) due to strong renewal premiums, rate increases and increased new business in North Dakota.
•	Combined ratio of 93.6% versus 109.1% in the prior year quarter. The improvement was primarily driven by favorable prior year development on loss reserves in Non-Standard Auto during the current year quarter compared to unfavorable prior year development in the prior year quarter as well as favorable development on loss reserves for current year storms and lower weather-related losses within the Home and Farm segment. These improvements were slightly offset by higher losses in Crop due to drought conditions in North Dakota as well as increased large loss activity and adverse prior year development on loss reserves in Private Passenger Auto.
•	Net investment income of $2.7 million, down 10.7% from the prior year quarter, primarily due to a lower average fixed income portfolio balance as proceeds from maturities and sales were used to fund operating cash needs in the Non-Standard Auto segment.
•	Basic earnings per share of $0.27, compared to basic loss per share of $(0.08) in the prior year quarter, reflecting improved profitability for the quarter.

	Three Months Ended September 30,			Nine Months Ended September 30,
Dollars in thousands, except per share data (unaudited)	2026	2025	Change	2026	2025	Change
Gross premiums written	$54,346	$58,586	(7.2%)	$219,049	$238,180	(8.0%)
Net premiums earned	$65,756	$71,905	(8.6%)	$185,886	$212,407	(12.5%)
Loss and loss adjustment expense ratio	64.1%	78.2%	(14.1) pts	61.3%	76.0%	(14.7) pts
Expense ratio	29.5%	30.9%	(1.4) pts	33.1%	34.0%	(0.9) pts
Combined ratio	93.6%	109.1%	(15.5) pts	94.4%	110.0%	(15.6) pts
Net investment income	$2,716	$3,040	(10.7%)	$8,181	$9,024	(9.3%)
Net investment gains (losses)	$(93)	$1,362	NM	$3,674	$1,821	NM
Net income (loss)	$5,528	$(1,666)	NM	$18,182	$(7,257)	NM
Return on average equity	9.0%	(2.7%)	11.7 pts	10.0%	(4.0%)	14.0 pts
Basic earnings (loss) per share	$0.27	$(0.08)	NM	$0.87	$(0.35)	NM
NM = not meaningful

Management Commentary

“We delivered significantly improved underwriting results in the third quarter, reflecting continued progress on our strategic priorities,” said Cindy Launer, President and Chief Executive Officer. “We are seeing strong performance in Home and Farm in North Dakota and continued progress in the runoff of Non-Standard Auto. Despite challenges in Crop and Private Passenger Auto, we are encouraged by our momentum and believe we are well positioned to deliver more consistent, profitable performance and long-term shareholder value.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The Company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company, and Battle Creek Insurance Company; and Direct Auto Insurance Company.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, the impact of exiting the Non-Standard Auto segment and other strategic actions on operating results, our ability to continue to improve performance, our ability to create long-term value for our shareholders, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, the changes in the international trade policies and the potential impact of such changes, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the SEC. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by applicable securities law.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Matt Maki

Executive Vice President, Treasurer and Chief Financial Officer
701-212-5976
IR@nodakins.com